Exhibit 99
News Release
For Immediate Release
Contacts:
David Moon
Media Relations
Work: +1.312.255.4560
Cell: +1.708.623.4133
david.moon@diamondcluster.com
Laura Cinat
Investor Relations
+1.312.255.6167
laura.cinat@diamondcluster.com
DIAMONDCLUSTER BOARD OF DIRECTORS ELECTS NEW MANAGEMENT TEAM, EFFECTIVE APRIL 1, 2006
President Adam J. Gutstein Will Become Chief Executive Officer;
Managing Director Jay Norman Will Become President & Chief Operating Officer;
Chairman & CEO Mel Bergstein Will Remain Chairman
CHICAGO, Sept. 14, 2005 —Global management consulting firm DiamondCluster International (Nasdaq: DTPI) announced today that its Board of Directors has elected Adam J. Gutstein, 42, to become Chief Executive Officer and Jay D. Norman, 47, to become President and Chief Operating Officer, effective April 1, 2006. The board also announced its intention to elect Norman to the company’s board of directors in November. As previously announced, on April 1, 2006, Mel E. Bergstein, 63, will step down as CEO as part of a planned succession and remain chairman of DiamondCluster’s Board of Directors.

Speaking on behalf of the Board, succession subcommittee chairman Don Caldwell, President of Cross Atlantic Capital Partners, said, “This team has worked together successfully over the past two years and has demonstrated the leadership and experience required to grow the business and increase shareholder value into the future. Adam and Jay bring rich experience and strong skills to their new positions and both have demonstrated leadership capabilities and the ability to collaborate. On April 1, 2006, Adam will become Chief Executive Officer (CEO), responsible for the strategic direction of the firm, including emerging market strategy, marketing and branding, investor relations, corporate development, and will continue in his senior client relationship role. As President and Chief Operating Officer (COO), Jay will focus on global practice management, lead the industry and geographic practices, and have overall profit and loss responsibility. Mel will continue as chairman after April 1st, and will then focus his attention on senior client relationships, recruiting and mentoring.”
William McClayton will remain Chief Administrative Officer, with responsibility for finance, legal, human resources, regulatory compliance and information technology, and continue in his senior advisory role.
Bergstein, the current chairman and CEO, said, “The Board and our partner group did an outstanding job working together over the past year to make sure we have a smooth management transition. Don Caldwell’s leadership has been particularly important in this process. DiamondCluster International is in a great business at a great time and I have enormous confidence in both Adam and Jay to lead this firm in the future, and to do it in a way that is in the best interests of our people, our clients and our investors.”
About Adam J. Gutstein
Adam J. Gutstein, 42, currently is the President of DiamondCluster International and also Managing Director of the firm’s European, Middle East and Latin American operations. He is a member of the firm’s Board of Directors, and the company’s Office of the Chairman, and has been instrumental in serving many of the firm’s largest clients. Consulting Magazine this year named Gutstein one of its “top 25 most influential consultants.” Adam was a co-founder of DiamondCluster’s predecessor firm, Diamond Technology Partners, when it was established in 1994. He played a significant role in the combining of Diamond with Cluster Consulting in 2000. Adam also serves as a member of the Board of Directors of Healthaxis Inc., a leading provider of technology-enabled business services focused on the healthcare industry. He is a member of the Economic Club of Chicago and holds a degree in economics from Haverford College.
About Jay D. Norman
Jay D. Norman, 47, currently is the Managing Director of the firm’s North American and UK practice. He is a member of the firm’s Office of the Chairman, and is the chairman of the firm’s North America and UK Management Committee. Jay is a frequently quoted thought leader and speaker on business and information technology strategies and trends. His career is marked by extensive experience in working at the highest levels of client organizations. In addition, he has successfully built and led profitable consulting practices in both public and private company environments. He previously had been a partner at PricewaterhouseCoopers (PwC), leading their financial services global e-business practice and helping clients successfully leverage new technology. His experience also includes positions with McKinsey and Company, Inc. and Accenture. Jay holds a Master of Business Administration degree and a Bachelor of Arts degree from Drake University.
About Mel E. Bergstein
Mel E. Bergstein, 63, is chairman and CEO of DiamondCluster International. An internationally known leader in the consulting industry, Mel has more than 35 years of experience serving clients globally. Mel co-founded Diamond Technology Partners in 1994. Under his leadership, Diamond grew into a leading, publicly held consultancy with a long list of blue-chip clients. Prior to founding Diamond, Mel served in executive management roles at Technology Solutions Company and CSC Consulting. His distinguished consulting career unfolded first during 21 years with Arthur Andersen & Co.’s consulting division (now Accenture). He served as managing director of worldwide technology, was twice elected to the board of Arthur Andersen, and also served as chairman of the firm’s Consulting Oversight Committee. Mel is a member of the advisory board of the Cross Atlantic Capital Partners, a venture capital fund focused in Europe; serves on the Board of Directors of Simon Property Group; and serves on the Board of Overseers of the University of Pennsylvania School of Engineering. He is also very active in the Chicagoland community. He is a member of the Board of Directors of the Rehabilitation Institute of Chicago; a Trustee of the Chicago Symphony Orchestra; and a Trustee of the Ravinia Festival. In addition, Mel is a member of the Board of Directors of the Executives’ Club of Chicago and an active member of the Commercial Club, the Economic Club, the Standard Club, and the Chicago Club.
About William R. McClayton
William R. McClayton is DiamondCluster’s Chief Administrative Officer, responsible for finance, legal, human resources, regulatory compliance and information technology. McClayton also serves on the Office of Chairman.
McClayton joined DiamondCluster in April 2001, after a distinguished 35-year career at Arthur Andersen and Co. Among his responsibilities, McClayton led Andersen’s Chicago-based financial markets practice for ten years. In addition, McClayton served public and private audit clients, primarily in the professional services and financial services industries. A Chicago, Illinois resident, McClayton is active in various civic and charitable organizations, including the board of trustees of the Ravinia Festival and the YMCA of Metropolitan Chicago.
About DiamondCluster International
DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe, North America, Middle East, and South America. To learn more, visit www.diamondcluster.com.
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